Exhibit 10.1
Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.
SUPPLY AND COLLABORATION AGREEMENT
This Supply and Collaboration Agreement (the “Agreement”) is effective as of June 19, 2023 (the “Effective Date”), by and between DaVita Inc., a Delaware corporation, for the benefit of DaVita and its Affiliates (collectively referred to as “DaVita”), and Nuwellis, Inc., a Delaware corporation (“Nuwellis”).  DaVita and Nuwellis may be referred to herein individually as a “Party” and collectively as the “Parties”.
WHEREAS, Nuwellis and DaVita desire to structure a long-term collaboration under which DaVita will launch a new service line to use the Products to treat non-pediatric congestive heart failure and related conditions in inpatient and outpatient settings (the “Business”) and Nuwellis will supply the Products and provide related support all as more fully described herein;
WHEREAS, DaVita intends to conduct a Pilot using the Products and services available from Nuwellis and, if DaVita elects to move to scale, to procure such Products and services from Nuwellis on an ongoing basis throughout the Term;
WHEREAS, the parties acknowledge that in connection with launching the Business, DaVita will invest substantial time, capital, and resources to create a new services offering and the issuance of the Warrant and the Exclusivity Covenants reflect the value created for Nuwellis through DaVita’s creation of the Business; and
WHEREAS, Nuwellis will undertake substantial efforts to ensure DaVita’s employees and DaVita Facilities are trained on the Product, console troubleshooting, therapy administration and the clinical advantages of ultrafiltration for those patients who are non-responsive to diuretics.
NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants, agreements, representations, and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DaVita and Nuwellis agree to the foregoing and as follows:
1.0          OPERATIONAL TERMS
1.1          Scope & Eligibility.
(a)          This Agreement establishes the terms and conditions upon which, (i) DaVita and DaVita Facilities may purchase or rent Products from Nuwellis to provide Ultrafiltration Services to patients at Pilot Facility(ies) during the Pilot; (ii) DaVita and DaVita Facilities may, subject to DaVita’s Ultrafiltration Services Approval, purchase or rent Products from Nuwellis Post-Pilot for purposes of providing Ultrafiltration Services to DaVita Facilities, and (iii) Nuwellis will provide various support services to DaVita and DaVita Facilities as described herein.
(b)        During the Pilot Term, DaVita and DaVita Facilities may submit Purchase Orders for Products at the Purchase Price or Rental Price, as applicable, and upon the terms and conditions set forth in this Agreement.

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DaVita Inc. / Nuwellis, Inc.	Page 1 of 32

(c)          Post-Pilot, DaVita and DaVita Facilities may submit Purchase Orders to buy or rent Products at the Purchase Price or Rental Rate, as the case may be, and upon the terms and conditions set forth in this Agreement.  All DaVita Facilities shall be considered third party beneficiaries under this Agreement.
1.2         Exclusivity & Sales Support Services.  In addition to Section 1.1, this Agreement establishes the terms and conditions upon which DaVita and Nuwellis are entering into an exclusive relationship regarding the sale and provision of certain Ultrafiltration Services and Products to Hospitals as well as the Parties’ obligations with respect to the sales and marketing of such Ultrafiltration Services and Products, as more fully described in and subject to the terms and conditions of Exhibit A hereto.
1.3          Pilot & Post-Pilot Operational Terms.
1.3.1      Pilot.  During the Pilot Term, DaVita will conduct the Pilots at Pilot Facility(ies) in accordance with a plan and timeline to be determined by DaVita in its sole and absolute discretion.  If, prior to the end of the Pilot Term, DaVita determines, in its sole and absolute discretion, to scale the Ultrafiltration Services to other DaVita Facilities or Hospitals, DaVita may submit the Ultrafiltration Services Approval to Nuwellis to initiate the Initial Term of this Agreement and commence the Ultrafiltration Services Rollout.
1.3.2    Ultrafiltration Services Rollout.  Subject to DaVita’s Ultrafiltration Services Approval pursuant to Section 1.3.1 above, DaVita may commence the Ultrafiltration Services Rollout in accordance with a plan and timeline to be determined by DaVita in its sole and absolute discretion.   Notwithstanding the foregoing, DaVita shall use commercially reasonable efforts to inform Nuwellis of the Ultrafiltration Services Rollout timeline for Nuwellis’s planning purposes only.  For 60 days following DaVita’s delivery of the Ultrafiltration Services Approval to Nuwellis, DaVita and Nuwellis will coordinate to finalize launch plans and go to market strategies, and otherwise address any relevant learnings from the Pilot Term; provided, however that, for the avoidance of doubt, such coordination shall not in any way modify, reduce or alter Nuwellis’s Supply Commitment under this Agreement.
1.4        Warrant.  In consideration for the transactions contemplated by this Agreement, including the investments made by DaVita, concurrently with the execution and delivery of this Agreement, (a) Nuwellis will issue to DaVita the warrant attached hereto as Exhibit D and (b) DaVita and Nuwellis will execute and deliver the registration rights agreement attached hereto as Exhibit E.
2.0          TERM & TERMINATION
2.1          Term.
(a)          This Agreement shall commence on the Effective Date and shall remain in full force and effective through the earlier to occur of (i) the treatment of not less than 150   patients or (ii) December 31, 2023 (“Pilot Term”); provided however, that DaVita may extend the Pilot Term until May 31, 2024 upon written notice to Nuwellis.
(b)        The Term shall be automatically extended through December 31, 2028 (“Initial Term”) if, at any point during the Pilot Term, DaVita provides Nuwellis written notice of the Ultrafiltration Services Approval.
(c)        At any time prior to the expiration of the Initial Term, DaVita shall have the option to extend the Term of this Agreement an additional five (5) years by providing written notice of renewal to Nuwellis at least thirty (30) days’ prior to expiration of the Initial Term (“Renewal Term”).  Upon expiration this Agreement shall then automatically terminate and may only be renewed upon mutual written agreement of the Parties

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2.2          Termination.  This Agreement may be terminated as follows:
(a)          Subject to the provision of Section 12.4 below, by DaVita, immediately upon written notice to Nuwellis, (i) following a Change in Control of Nuwellis, (b) following a Failure to Supply Event that lasts sixty (60) days  or longer, or (c) if Nuwellis breaches any of its covenants, agreements, or obligations set forth in Section 7.2.2;
(b)          By either Party, subject to thirty (30) days’ prior written notice, if the other Party materially breaches this Agreement and does not cure such breach within thirty (30) days of receipt of notice describing the breach; or
(c)       By either Party, effective immediately upon written notice to the other Party, if such Party: (i) becomes the subject of any bankruptcy proceedings, receivership or other insolvency proceedings; (ii) makes an assignment or other arrangement for the benefit of its creditors; (iii) fails to pay its debts as they become due or admits its inability to do so; or (iv) otherwise ceases to do business.
2.3        Effect of Expiration or Termination.  Upon expiration or earlier termination of this Agreement, neither Party shall have any further obligation to the other Party hereunder, except (a) for those liabilities or obligations which, at the time of expiration or termination, have already accrued or which may accrue prior to such date, or (b) as otherwise provided in this Agreement.
2.4         Product Returns after Pilot Term.  Following the end of the Pilot Term or the termination of this Agreement, whichever is later, Nuwellis shall collect, and DaVita shall give Nuwellis access to collect, all rented Products and unused Products that DaVita has not elected to purchase in accordance with Section 3.2.
2.5         Transition Assistance.  Upon DaVita’s request, the Term of this Agreement shall be extended for a period of up to one hundred eighty (180) days following the expiration or termination date (“Transition Period”) to assist DaVita in transitioning from purchasing under this Agreement.  During the Transition Period, the Supply Commitments shall remain in full force and effect, and Nuwellis shall continue to fulfill all Purchase Orders submitted hereunder in accordance with the terms herein and provide transition assistance reasonably requested by DaVita to allow DaVita’s successor supplier to continue without material interruption or adverse effect to DaVita and to facilitate the orderly transfer of supplies to the appropriate parties and in compliance with applicable Laws. Notwithstanding the foregoing, no Forecasts shall be applicable during the Transition Period.
3.0          FINANCIAL TERMS
3.1        Pricing.  The Rental Prices and Purchase Prices applicable to the rental and/or purchase of each Product are set forth in Exhibit B.  The Rental Price and Purchase Price shall be in addition to all standard shipping, handling, freight, and service charges.  During the Term, Nuwellis may change the Rental Price or Purchase Price (including any applicable Discounts) not more than once every two (2) years for any Product, without the prior written consent of DaVita,  provided such price increases may not exceed [**]% per annum and which may only be evidenced by a written amendment to this Agreement signed by both Parties.

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DaVita Inc. / Nuwellis, Inc.	Page 3 of 32

3.2         Purchase of Rented Products.  Upon the later  of expiration of the Pilot Term or termination of this Agreement, DaVita shall have the option to purchase any rented Products from Nuwellis at an amount equal to the Purchase Price of  the Product less the Rental Price paid for the Product through the date of purchase.
3.3         Rebates.  Other than during the Pilot Terms when DaVita is ineligible to earn any rebates, DaVita shall be eligible to receive the Rebates described in Exhibit C, subject to the terms and conditions therein.
3.4          Market Competitiveness Guarantee.
(a)          Nuwellis represents and warrants that (i) each Purchase Price and Rental Price and the non-price terms set forth in this Agreement (including any warranties and customer support) are and, during the Term shall remain, market competitive, and (ii) other than with respect to product numbers 114153 and 115463 set forth on Exhibit B, each Purchase Price and Rental Price is and will be during the Term equal to or lower than any purchase price or rental rate agreed upon by Nuwellis and any other purchaser that purchased and/or rented machines and consumables in volumes during the prior year less than or equal to the volume of those rented and/or purchased by DaVita.
(b)         If, at any time during the Term, Nuwellis fails to comply with this Section 3.4, Nuwellis shall immediately notify DaVita in writing of such non-compliance and within thirty (30) days of notice make all adjustments necessary to become compliant with this Section 3.4.
(c)          If any Purchase Price or Rental Price set forth in Exhibit B does not comply with this Section 3.4, (i) Exhibit B shall be amended to provide the more favorable Purchase Price or Rental Price (as applicable) (the “MFN Price”) to DaVita, and (ii) Nuwellis shall, within thirty (30) days of providing notice to DaVita of the MFN Price, reimburse DaVita for an amount equal to the difference between the Purchase Price or Rental Price (as applicable) paid by DaVita and the MFN Price, retroactive to the date upon which any other entity received the MFN Price.
(d)         The Parties shall work together in good faith to resolve any dispute regarding this Section 3.4; provided that should such dispute resolution fail, Nuwellis’s failure to comply with this Section 3.4 shall be deemed a material breach of this Agreement.
3.5       Invoicing.  Nuwellis shall invoice DaVita for all Product purchased or rented under this Agreement pursuant to DaVita’s then-current invoicing requirements, one hundred percent (100%) at the end of each calendar month. If an invoice does not match the Purchase Order or meet DaVita’s then-current invoice requirements, then DaVita shall have the right to reject the invoice and request resubmission by Nuwellis, and the payment term set forth in Section 3.6 shall be tolled until a correct invoice has been received by DaVita.  Notwithstanding the foregoing, no invoice will be paid or payable by DaVita if (a) Nuwellis does not receive a Purchase Order from DaVita prior to providing the Products, or (b) Nuwellis submits the invoice to DaVita more than sixty (60) days following the date the Products are delivered.
3.6         Payment Terms.  DaVita shall pay all undisputed invoices within thirty (30) days from the date of receipt of Nuwellis’s invoice by DaVita’s Accounts Payable Department.  DaVita shall receive an additional two percent (2%) off the invoiced amount if full payment is made to Nuwellis within ten (10) days following DaVita’s receipt of invoice, with the availability of such discount reflected on each invoice issued by Nuwellis.  If DaVita disputes any invoiced charges or costs, it shall notify Nuwellis and shall be entitled to withhold the disputed invoice from payments otherwise due until resolution of the dispute.  The making of any payment or payments by DaVita, or the receipt thereof by Nuwellis, shall not imply acceptance by DaVita of the Product or any component thereof.

Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 4 of 32

3.7         Overpayments. If Nuwellis charges DaVita a price higher than that stated in an applicable Purchase Order, Nuwellis shall promptly issue DaVita a refund or credit in the amount of such overcharge/overpayment following discovery by Nuwellis, or upon receipt of notice thereof from DaVita, but in no event later than thirty (30) days following any such notice.  If Nuwellis charges DaVita a price lower than that stated in an applicable Purchase Order, DaVita shall have no obligation to pay the amount of such undercharge to Nuwellis, nor shall Nuwellis have the right to set-off the undercharge against any amounts owed or due to DaVita unless Nuwellis submits a corrected invoice for such undercharged amounts within sixty (60) days after the month in which the Products were delivered.
3.8          Taxes.
3.8.1 Nuwellis Taxes.   Nuwellis shall be registered in all taxing jurisdictions where, as a seller of Products hereunder, it is legally required to register.  Nuwellis shall be solely liable for any taxes of Nuwellis that Nuwellis is legally obligated to pay (including, without limitation, net income or gross receipts, franchise taxes, and property taxes) which are incurred or arise in connection with this Agreement or the Products sold hereunder.  All such taxes shall be the financial responsibility of Nuwellis and shall not be passed on to DaVita.
3.8.2 Sales, Use or Value Added Taxes.  DaVita shall pay to Nuwellis, and Nuwellis shall pay to the appropriate taxing jurisdiction, any sales, use or value added taxes that are owed by DaVita solely as a result of entering into this Agreement and which are legally required to be collected from DaVita by Nuwellis under applicable Laws.  DaVita may provide to Nuwellis a valid exemption certificate in which case Nuwellis shall not collect any taxes covered by such certificate.  Each Nuwellis invoice to DaVita shall clearly and separately state the amount of all applicable taxes.  If multiple items are listed on Nuwellis’s invoice, the tax rate and tax amount must be indicated for each item.  Nuwellis shall promptly refund to DaVita, in cash, any over-charges of taxes collected by Nuwellis from DaVita.  Nuwellis shall pay any penalties or interest assessed by any taxing authority as a result of Nuwellis’s failure to comply with this Section 3.7.2.
3.8.3 Withholding Taxes.  If taxes are required to be withheld on any amounts otherwise to be paid by DaVita to Nuwellis, DaVita will deduct such taxes from the amount otherwise owed and pay them to the appropriate taxing authority.  DaVita shall secure and deliver to Nuwellis an official receipt for any taxes withheld.  DaVita and Nuwellis shall use reasonable efforts to minimize such taxes to the extent permissible under applicable Law.
4.0          PRODUCT TERMS
4.1         Products Generally.  Nuwellis shall sell, rent, supply, transfer and deliver to DaVita the Products at the Purchase Price or Rental Price (as applicable) and in such quantities as DaVita may order from time-to-time, subject to and in accordance with the terms and conditions of this Agreement.  Except as set forth in Section 4.2, or as may be required by applicable Law, no Product may be removed from this Agreement without DaVita’s prior written consent, and such consent is not to be unreasonably withheld.

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DaVita Inc. / Nuwellis, Inc.	Page 5 of 32

4.2         Product Discontinuation.  Notwithstanding anything else in this Agreement to the contrary, Nuwellis may not for any reason discontinue the sale or rental of any Products, or otherwise modify any Products without DaVita’s prior written consent except with respect to (i) New Product launches that replace existing Products and are no lower quality than the existing Products and have the same or lower cost as existing Products; (ii) software upgrades; (iii) iterative product development enhancements; or (iv) as otherwise required by applicable law; provided that any such New Products and/or upgrades and enhancements do not (1) negatively impact DaVita’s ability to use, sell, or provide services using the Products, or (2) increase the cost to DaVita to provide services, except as permitted by Section 3.1. If product is discontinued due to termination of FDA authorization or a recall due to product defect, Failure to Supply terms of this agreement would apply.
4.3        New Products.  If, during the Term, Nuwellis makes available any new products for the treatment of congestive heart failure that offer technological advancements or improved clinical outcomes, patient care, or streamlined work processes, as compared to existing Products (“New Products”), Nuwellis shall notify DaVita at least sixty (60) days prior to the release of such New Product(s) and, within such sixty (60) day period, (a) provide DaVita with the first opportunity to purchase or rent the New Product(s) at Discounts comparable to those applicable to the Products under this Agreement (each such notice, a “ROFR Notice”), (b) provide any information about the New Product(s) as reasonably requested by DaVita, and (c) meet with DaVita and its clinical committees to discuss the clinical, technological, and operational benefits of the New Product(s). Each ROFR Notice shall include terms sufficiently detailed to enable DaVita to make an informed decision as to whether to proceed with a right of first refusal with respect to the purchase of the New Products. DaVita shall, during the sixty (60) day period beginning on the date DaVita receives such ROFR Notice, be exclusively entitled to exercise a right of first refusal to purchase such New Products for DaVita customer categories set forth on Exhibit G, after which time Nuwellis shall be free to launch any such New Product in the marketplace without limitation.
4.4         Shelf-Life.  All consumable Products purchased by DaVita pursuant to this Agreement shall have at least twelve (12) months good dating, unless otherwise mutually agreed to by the Parties in writing.
4.5         Product Training; Customer Service.  Nuwellis shall, at no cost to DaVita, provide: (a) qualified personnel to train DaVita employees on all aspects of the Products, and (b) all relevant written documentation regularly provided by Nuwellis for each Product, including, but not limited to, written materials, products manuals, user guides, videos, and other electronic media (“Training Materials”).  Product Training contemplated by this Section 4.6 shall be at no cost to DaVita up to four (4) times per year, and shall thereafter be invoiced at a rate to be mutually upon by the parties giving effect to travel costs and expenses and whether such training was in-person or remote. Such support shall be performed in a timely, professional, competent, good and workmanlike manner in accordance with industry standards and in compliance in all material respects with applicable laws. Nuwellis hereby grants to DaVita a non-exclusive, irrevocable, fully transferable, fully paid up, royalty-free, sublicensable right and license to use, import, copy, reproduce, display, transmit, translate, alter, modify, create derivative works of and otherwise distribute the Training Materials, in any and all formats and media whether now or hereafter known or devised and by any and all technologies and means of delivery whether now or hereafter known or devised for purposes of educating and training DaVita employees.  DaVita shall have the right to upload the Training Materials to DaVita or third party platforms and software applications, including, but not limited to, DaVita’s instance of a third party learning management system.
4.6          Product Customer Service. Nuwellis shall provide customer service support staff for receipt of telephone calls, e-mails and facsimiles from DaVita for the purpose of resolving issues related to the Products and all transactions under this Agreement.  Nuwellis’s customer service representatives shall be available from 8:00 am to 5:00 pm, Central Time .
4.7          Nuwellis Support Services.  During the Term, Nuwellis shall provide the support services described in Exhibit A.

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DaVita Inc. / Nuwellis, Inc.	Page 6 of 32

4.8        Level of Service.  DaVita will receive all services and support provided by Nuwellis hereunder at levels of service no less favorable than those provided to any other Product customers. If, during the Term, Nuwellis offers to such other Product customers any new services or any substantially different software for the Products, Nuwellis shall notify DaVita of such new services or substantially different software. If DaVita desires to receive such services or substantially different software, Nuwellis shall provide DaVita such new services or substantially different software at levels of service and software no less favorable than those provided to any other Product customers.
5.0          ORDERING & DELIVERY TERMS
5.1        Purchase Orders.  DaVita may submit Purchase Orders for Products to Nuwellis in such quantities as DaVita may determine in its sole discretion from time-to-time.  The terms and conditions of this Agreement shall apply to each such Purchase Order by DaVita.  No minimum quantity or dollar amount shall apply to any Purchase Order although DaVita agrees to abide by any then current packaging unit of measurement requirements. DaVita’s Purchase Orders for Products to Nuwellis shall be deemed accepted by Nuwellis unless Nuwellis notifies DaVita it is unable to fulfill the Purchase Order within forty-eight (48) hours of Purchase Order submission by DaVita.  Notwithstanding the foregoing, any Purchase Orders from DaVita in any amount greater than [**]% of the Forecast for such quarter may be rejected by Nuwellis and will not be deemed to be a breach of this Agreement nor will it be deemed a Failure to Supply Event unless such order is otherwise accepted by Nuwellis and not fulfilled.
5.2         Purchase Order Cancellation. DaVita may cancel any Purchase Order submitted to Nuwellis pursuant to this Agreement, in whole or in part, without liability, if: (a) Products have not been shipped as of the date of Nuwellis’s receipt of notice of cancellation (unless Products are custom orders); (b) Products (or the possession and use thereof) infringe, misappropriate or are alleged to infringe or misappropriate any Intellectual Property right; (c) Products (or the possession and use thereof) fail to comply with the terms of this Agreement or with any applicable Law; (d) Products are subject to Recall; or (e) Nuwellis is in breach of the warranty of non-exclusion, as set forth in Section 7.2.2.  To cancel, DaVita shall give notice to Nuwellis, and Nuwellis shall immediately terminate deliveries under the applicable Purchase Order and refund any payments made by DaVita for such Products.
5.3        Delivery of Product.  Unless otherwise set forth in a Purchase Order, all Product deliveries shall be made to the ordering DaVita Facility within fifteen (15) days of receipt of a Purchase Order by Nuwellis.  All Product shipments to DaVita Facilities shall be F.O.B. Destination. Nuwellis assumes all responsibility for proper packaging of Products for safe shipment to DaVita in accordance with the packing and shipping regulations of the transportation supplier and, if applicable, the packaging, marking, labeling and shipping paper requirements of the United States Department of Transportation’s Hazardous Material Regulations.  All shipping, transportation and related charges are the sole responsibility of, and shall be prepaid by DaVita.  Nuwellis shall bear the full risk of loss due to total or partial destruction of the Product prior to delivery to DaVita.  For Products purchased by DaVita, title and risk of loss to the Product shall pass to DaVita upon delivery to DaVita’s designated delivery location.  For Products rented by DaVita, title and risk of loss to the Product shall remain with Nuwellis.
5.4          Delivery Service Levels. Nuwellis’ service levels for DaVita shall be at least as high as the service levels provided by Nuwellis to any third party. Nuwellis shall provide accurate and on-time deliveries of orders submitted hereunder for each Product placed in accordance with reasonable instructions that may be included in the Purchase Order for each such Product.

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5.5          Inspection & Acceptance.  All Products shall be subject to inspection and approval following receipt by DaVita.  Products may be rejected by DaVita and returned to Nuwellis pursuant to Section 5.6 below.
5.6         Product Returns.  DaVita shall have the right to return any Products purchased pursuant to this Agreement to Nuwellis for a full refund of the Purchase Price or Rental Price paid by DaVita in the event any such Products (a) are damaged, defective or expired or do not have the requisite twelve (12) months good dating upon delivery to the designated DaVita Facility; (b) are shipped in error or otherwise fail to comply with the applicable Purchase Order; (c) fail to comply with any warranties set forth in this Agreement or are otherwise adulterated or misbranded under applicable Law; (d) are subject to Recall as set forth in Section 8.8; or (e) are otherwise eligible for return as set forth in this Agreement.  All Product returns shall be sent to Nuwellis at Nuwellis’s sole cost and expense, F.O.B. Origin, Freight Collect except for returns resulting from any clerical error by DaVita.  Nuwellis shall issue a credit or refund, as elected by DaVita in its sole discretion, to DaVita for the Purchase Price or Rental Price of the returned Products within thirty (30) days of receipt of all such returns.
6.0          PURCHASE & SUPPLY COMMITMENTS; PRODUCT AVAILABILITY
6.1          Forecasts.  DaVita shall provide to Nuwellis: (a) within  at least thirty (30) days, a non-binding forecast of the minimum amount of Product DaVita anticipates purchasing for each Pilot Facility for use during the Pilot; and (b) commencing Post-Pilot, subject to the Ultrafiltration Services Approval, at least ninety (90) days prior to the start of each calendar quarter during the Term, a non-binding forecast of the minimum amount of Product DaVita anticipates purchasing during the following calendar quarter pursuant to this Agreement (each a “Forecast” and, collectively, the “Forecasts”).  Notwithstanding the foregoing, the first Post-Pilot Forecast shall not be due to Nuwellis until DaVita provides the Ultrafiltration Services Approval or sixty (60) days prior to the end of the Pilot Term, whichever is later.
6.2          Product Supply Commitments.
6.2.1      Generally.  Nuwellis acknowledges and agrees that DaVita has selected Nuwellis as its supplier of the Products based in significant part on Nuwellis’s manufacturing and distribution capacities and Nuwellis’s stated ability to satisfy DaVita’s continuous and critical demand for each of the Products throughout the Term.  In the event of a Claim, Dispute, or other disagreement between the Parties relating to this Agreement, Nuwellis agrees and covenants that during the pendency and until resolution of such Claim, Dispute or disagreement, it shall continue to supply each Product to DaVita in accordance with this Agreement, including, without limitation the Supply Commitment.
6.2.2      Supply Commitment.  Nuwellis covenants and agrees that: (a) during the Pilot Term, Nuwellis shall supply all quantities of Product as may be required by DaVita to conduct the Pilot (as determined by DaVita in its sole and absolute discretion) including all quantities submitted in the Pilot Forecast and Purchase Orders to Nuwellis; and (b) Post-Pilot, Nuwellis shall make available for purchase by DaVita each calendar quarter during the Term Product in amounts equal to at least [**] of the applicable Forecast (each a “Supply Commitment” and, collectively the “Supply Commitments”).  Notwithstanding the foregoing, any Purchase Orders from DaVita in any amount greater than [**]% of the Forecast for such quarter may be rejected by Nuwellis and will not be deemed to be a breach of this Agreement nor will it be deemed a Failure to Supply Event unless such order is otherwise accepted by Nuwellis and not fulfilled.
6.3          Failure to Supply Events.
6.3.1      Notification and Allocation of Products.

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(a)         Upon the occurrence of a Failure to Supply Event, Nuwellis covenants and agrees that it shall: (i) immediately (and within no more than two (2) business days) notify DaVita in writing of the Failure to Supply Event, including a good faith estimate of the continuing effect of such event or cause; (ii) give DaVita the highest priority for supply of the affected Products and allocate the remaining quantities of the affected Products to DaVita, in a fair and proportional basis, in at least an amount equal to (A) during the first six (6) months of the Term, the quantities of Products included in DaVita’s Forecast, and (B) following the initial six (6) months of the Term, the percentage of affected Products purchased by DaVita during the six (6) month period immediately preceding the Failure to Supply Event as compared to the purchases of such Products by all other Nuwellis purchasers during the same period; (iii) not discriminate against DaVita in its allocation of the available quantities of any such Products affected by such Failure to Supply Event by making its allocation decisions, in whole or in part, on the basis of the prices, Discounts, or other financial terms offered to DaVita pursuant to the terms and conditions of this Agreement; and (iv) continue to perform its obligations hereunder that are not affected by such Failure to Supply Event, including, but not limited to, lost profits from customers to whom DaVita or its Affiliates provide Ultrafiltration Services.
(b)          Following Nuwellis’s written notice of a Failure to Supply Event, Nuwellis shall keep DaVita informed in writing on a bi-weekly basis regarding the likely duration and extent of the Failure to Supply Event, and shall take all reasonable steps necessary to relieve the effect of such causes as rapidly as possible. The provisions of this Section 6.3.1 do not relieve Nuwellis of its obligations under this Agreement, and do not waive or limit DaVita’s other available rights and remedies.
6.3.2       DaVita Remedies.   In addition to any other rights or remedies available to DaVita, the following remedies shall apply upon the occurrence of a Failure to Supply Event:
(a)          Not less than ninety (90) days following its receipt of written notice of a Failure to Supply Event,  DaVita shall thereafter have the right, in its sole discretion, to (i) suspend performance of the Agreement, or (i) terminate this Agreement in accordance with Section 2.2(a);
(b)         Nuwellis shall provide DaVita with a credit equal to [**]% of the Purchase Price or Rental Price for first month [**]% of the of the Purchase Price or Rental Price after 60 days, and [**]% of the Purchase Price or Rental Price after 90 days for the Products subject to the applicable Purchase Order  for each 30 day period that passes (but in no event to exceed four (4) 30 day periods following the original delivery date set forth in such Purchase Order (each a “Delay Credit”). Each Delay Credit due to DaVita shall be promptly paid to DaVita or credited to DaVita’s account against other amounts due to Nuwellis, at DaVita’s sole discretion;
(c)          Nuwellis’ Supply Commitment will not be reduced as a result of a Failure to Supply Event;
(d)          The Forecasts shall be suspended and pro-rated for the period affected by such Failure to Supply Event;
(e)          DaVita shall continue to earn Rebates on Product purchases at the same level as that which DaVita had reached immediately prior to the Failure to Supply Event, which shall continue for the duration of the applicable Rebate period;
(f)          DaVita shall continue to maintain exclusivity pursuant to Section 2(a) of Exhibit A of this Agreement, and the requirements set forth in Section 2(b) of Exhibit A shall be suspended and pro-rated for the period affected by such Failure to Supply Event; and

Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 9 of 32

Nuwellis shall compensate DaVita for: (i) the difference between the net price that DaVita pays for any alternative product that DaVita purchases or rents, as applicable, and the Purchase Price or Rental Price that DaVita would have paid if Nuwellis had been able to supply the Product affected by such Failure to Supply Event; and (ii) all additional reasonable shipping, handling, freight or service charges incurred by DaVita in acquiring such alternative product as a result of such Failure to Supply Event.
7.0          REPRESENTATIONS AND WARRANTIES
7.1          DaVita Representations and Warranties.
7.1.1       General.  DaVita represents and warrants to Nuwellis that (a) it will comply with applicable Laws with respect to the performance of its duties and obligations under this Agreement; (b) it now has and will maintain in full force during the Term of this Agreement all federal and state licenses or approvals required by DaVita to fulfill its obligations under this Agreement; (c) it has, and shall have during the Term, the power and authority to enter into this Agreement; and (d) entering into and fully performing its obligations under this Agreement does not and will not violate any existing agreements or obligations.
7.1.2      Warranty of Non-Exclusion.  DaVita represents and warrants that it is not currently (a) named on any of the following lists: (i) HHS/OIG List of Excluded Individuals/Entities, (ii) GSA List of Parties Excluded from Federal Programs, or (iii) OFAC “SDN and Blocked Individuals;” or (b) otherwise aware of any circumstances which would result in DaVita being excluded from participation in any Federal health care program, as defined under 42 U.S.C. §1320a-7b(f).
7.2          Nuwellis Representations and Warranties.
7.2.1      General.  Nuwellis represents and warrants to DaVita that (a) it will comply with applicable Laws with respect to the performance of its duties and obligations under this Agreement, including, without limitation, the manufacturing, handling, storage, transportation, distribution, promotion and labeling of Products; (b) it will use commercially reasonable efforts to maintain the manufacturing capacity, resources and personnel necessary to perform its obligations under the Agreement;  (c) it has all material rights, regulatory licenses, permits and regulatory consents necessary to manufacture, sell, rent and distribute the Product including all regulatory approvals, any and all export or import licenses or clearances relating to any materials used to produce the Product and all applicable state and federal licenses necessary to lawfully ship the Product as set forth in this Agreement; (d) Nuwellis has not received any FDA Form 483s, notices of adverse findings, warning letters, untitled letters, notice of violation letters, consent decrees, requests for information or other negative correspondence or notice from FDA or any other Governmental Authority related to the Products; (e) it has, and shall have during the Term, the power and authority to enter into this Agreement; and (f) entering into and fully performing its obligations under this Agreement does not and will not violate any existing agreements or obligations.
7.2.2      Warranty of Non-Exclusion.  Nuwellis represents and warrants that neither it nor any of its Affiliates or personnel (a) is currently named, or excluded, on, or from, any of the following lists: (i) HHS/OIG List of Excluded Individuals/Entities; (ii) The GSA’s System for Award Management, which was  formerly known as the GSA List of Parties Excluded from Federal Programs; and (iii) OFAC “SDN and Blocked Individuals”; (b) is currently under investigation or otherwise aware of any circumstances which would result in Nuwellis being excluded, debarred, or otherwise made ineligible from participation in any Federal health care program, as defined under 42 U.S.C. §1320a-7b(f); (c) has ever been either convicted of a criminal offense, assessed civil monetary penalties pursuant to the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7(b)(1)-(3) or excluded from the Medicare program or any state health care program; or (d) is subject to an action or investigation that could lead to the conviction of a criminal offense, the assessment of civil monetary penalties, or exclusion from the Medicare program or any state health care program.  Nuwellis will promptly notify DaVita, and in any event within five (5) business days if (A) any of the foregoing representations are found to have been untrue when made or cease to be true and correct at any time during the Term and (B) an action or investigation arises that could result in the conviction of a criminal offense, or the exclusion of it, or any of its Affiliates or personnel from the Medicare program, any state health care program or would otherwise result in it, its Affiliates or personnel being excluded as set forth in this Section 7.2.2.

Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 10 of 32

7.3          Product Representations and Warranties.
7.3.1      General Compliance.  Nuwellis represents and warrants that each Product purchased or rented by DaVita hereunder shall: (a) be safe and merchantable with respect to products of that kind and shall not be adulterated or misbranded within the meaning of the FFDCA or any applicable Law; (b) be fit for the purposes and indications described in the Product’s labeling, package inserts and instructions for use; (c) not be an article that may not be introduced into interstate commerce under applicable Law; (d) not be manufactured, sold or shipped in violation of any applicable Law; and (e) be provided free and clear of any third party liens, assignments, security interests or encumbrances of any kind.
7.3.2       Product Performance.
(a)          The Rental Price of the Products rented by DaVita under this Agreement include all service and maintenance (other than an annual calibration fee to be paid by DaVita for each console rented or purchased by DaVita hereunder), and, during the Pilot Period, Nuwellis represents and warrants that each such Product rented by DaVita hereunder shall (i) conform to the specifications and labeling for such Product; and (ii) be free from defects in design, materials, manufacture and workmanship.  In addition to any other rights or remedies available to DaVita, in the event a Product fails to comply with the foregoing warranties during such Product’s Warranty Period as defined below, Nuwellis shall, at Nuwellis’s sole cost and expense, promptly repair or replace the non-conforming Product.  In the event Nuwellis fails to correct the non-conformance, Nuwellis shall accept a return of any such non-conforming Product for a pro ratable refund of the Rental Price paid by DaVita, at Nuwellis’s sole cost and expense, F.O.B. Origin, Freight Collect, pursuant to Section 5.5 of this Agreement.
(b)          The Purchase Price of each Product includes a twelve (12) month Product performance warranty, which commences upon delivery of such Product to a DaVita Facility (“Warranty Period”).  During the Warranty Period, Nuwellis represents and warrants that, each of the Products purchased by DaVita hereunder shall (i) conform to the specifications and labeling for such Product; and (ii) be free of defects in design, materials, manufacture or workmanship.  In addition to any other rights or remedies available to DaVita, in the event a Product fails to comply with the foregoing warranties, Nuwellis shall, at Nuwellis’s sole cost and expense, promptly repair or replace the non-conforming Product.  In the event Nuwellis fails to correct the non-conformance, Nuwellis shall accept a return of any non-conforming Products for a full refund of the Purchase Price paid by DaVita, at Nuwellis’s sole cost and expense, F.O.B. Origin, Freight Collect, pursuant to Section 5.5 of this Agreement; provided, however, that nothing in this section limits the obligations of Nuwellis under Section 8.
7.3.3       No PHI.   No Product purchased or rented hereunder contains or is able to contain any personally identifiable information (“PII”) or protected health information (“PHI”) (as defined by the Health Insurance Portability and Accountability Act of 1996, as amended, “HIPAA”).

Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 11 of 32

7.3.4     Service Warranties.   For all installation, training, warranty service, extended service, maintenance service, marketing, sales support, technical or any other services provided by Nuwellis in connection with the sale of the Products hereunder, Nuwellis represents and warrants that such services shall be performed by duly qualified personnel in a timely, safe, professional, competent, good and workmanlike manner and in accordance with industry standards.  In addition to any other rights or remedies available to DaVita, in the event a service fails to comply with any warranty, Nuwellis shall, at Nuwellis’s sole cost and expense, promptly correct the non-conforming service.  In the event that Nuwellis fails to correct the non-conformance, Nuwellis shall, as elected by DaVita provide a full refund of the Purchase Price paid for such non-conforming service, and, with respect to any ongoing service, terminate the service and refund any prepaid fees for undelivered services.
7.3.5       Intellectual Property Rights.  Nuwellis represents and warrants to DaVita that (a) it has investigated the design and specifications for all Products to determine if any of the Products (or the possession or use thereof) infringe or misappropriate the Intellectual Property Rights of any third party, and (b) has determined that the Products and the possession and use thereof by DaVita in the manner intended by Nuwellis do not infringe or misappropriate the Intellectual Property Rights of any third party.   If the Products and the use thereof are covered by any Intellectual Property Rights of Nuwellis or its Affiliates, provided DaVita has paid the Purchase Price or Rental Price for the Products, Nuwellis hereby grants to DaVita a nonexclusive, worldwide, perpetual, irrevocable, royalty-free, fully paid up, transferable and sublicensable license under such Intellectual Property Rights to use, sell, have sold and import such Products without restriction.
8.0          COMPLIANCE
8.1         Access to Books; Recordkeeping.  The Parties agree that, if the Agreement is determined to be a contract within the purview of Section 1861(v)(1)(I) of the Social Security Act and the regulations promulgated in implementation thereof at 42 CFR Part 420, Nuwellis, its agents, employees, officers, and directors agree to make available to the Secretary of the Department of Health and Human Services, the Comptroller General of the United States General Accounting Office, and their duly authorized representatives access to the books, documents, and records of the respective Party and such other information as may be required by the Secretary or the Comptroller General to verify the nature and extent of the costs incurred pursuant to this Agreement.  The obligation of Nuwellis to make records available shall extend for four (4) years after the furnishing of the last Product under this Agreement or any renewal.  If Nuwellis carries out its obligations under this Agreement through a subcontract worth Ten Thousand Dollars ($10,000) or more over a twelve (12) month period with a related organization, the subcontract will also contain an access clause to permit access by the U.S. Department of Health and Human Services, the U.S. Comptroller General, and their duly authorized representatives to the related organization’s books and records.  Nothing in this Section is intended to waive any right either Party may have under any applicable Laws to retain in confidence information included in records so requested.
8.2         Discount Laws and Regulations.  Any Discounts issued by Nuwellis to DaVita under this Agreement may constitute a discount within the meaning of 42 U.S.C. §1320a-7b(b)(3)(A).  DaVita may have an obligation to properly disclose and appropriately reflect each Discount to any state or federal program that provides cost or charge based reimbursement to DaVita for the items to which each such Discount applies.  In order to assist DaVita’s compliance with any such obligations, Nuwellis shall fully and accurately report each Discount on statements submitted to DaVita.  In the event the value of a Discount is not known at the time of sale, Nuwellis shall fully and accurately report the existence of such Discount on statements submitted to DaVita, and when the value of such Discount becomes known, provide DaVita with documentation of the calculation of such Discount and the specific Product purchases or rentals to which such Discount applied.  Nuwellis shall also provide any other information requested by DaVita in order to comply with any such obligations, and Nuwellis shall not impede DaVita from meeting its obligations under this Section 8.2 or applicable Laws.

Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 12 of 32

8.3        Compliance with DaVita Policies and Procedures.  At all times during the Term, Nuwellis and its personnel shall comply with DaVita’s Code of Conduct available at https://www.davita.com/about/suppliers as well as any DaVita policies and procedures provided to Nuwellis (or its personnel) during the Term related to events, employee training, patient interactions and access to DaVita Facilities or Hospitals or such other policies applicable to Nuwellis’s performance of its obligations under this Agreement.
8.4        No Remuneration.  Nuwellis represents and warrants that Nuwellis has not, is not obligated to, and will not (a) make any payment or provide any remuneration or items of value to any third party or to DaVita, DaVita Facilities, Hospitals or their Affiliates, officers, directors or employees in return for DaVita entering into this Agreement; or (b) accept gratuities which would influence its impartiality, create a conflict of interest, or create the appearance of a bribe or impropriety relative to the purchases made pursuant to this Agreement.
8.5      No Conflicts.  Nuwellis represents and warrants that there are no current or potential conflicts of interest between employees and representatives of Nuwellis selling or renting Products and DaVita or any DaVita Facilities or their employees, representatives or independent contractors (including physicians) possibly involved in the purchasing decision process.
8.6         Product Labeling Event. Within two (2) business days of a Product Labeling Event, Nuwellis shall deliver a written notice to DaVita which: (a) describes in reasonable detail the reasons for and causes of the Product Labeling Event; (b) describes the impact and effect the Product Labeling Event may have on DaVita’s use of the affected Product(s); and (c) includes either (i) a copy of the amendment, change, revision, or modification to the Product manual, labeling, package inserts, safety information, technical specifications, or any other information, with respect to the Product(s) subject to the Product Labeling Event; or (ii) a copy of the public health advisory issued by any applicable Governmental Authority with respect to the Product(s) subject to the Product Labeling Event.  Nuwellis shall respond to any questions, inquiries, or requests for additional information that DaVita may have about any Product Labeling Event.   Nuwellis shall reimburse DaVita for any and all of DaVita’s reasonable out-of-pocket expenses associated with such Product Labeling Event.
8.7       Product Change Event.  Within five (5) business days of a Product Change Event, Nuwellis shall deliver a written notice to DaVita describing the Product Change Event in reasonable detail and including a copy of the information or data relating to such Product Change Event.  Nuwellis shall provide a reduction in the Purchase Price for any Product(s) affected by a Product Change Event, if applicable, subject to good faith negotiations, but in no event later than thirty (30) calendar days following the date of Nuwellis’s notice of the Product Change Event, so as to place DaVita in the same economic position that DaVita was in immediately prior to such Product Change Event.
8.8         Recalls.  Nuwellis represents and warrants that Nuwellis is not aware of any facts which are reasonably likely to cause (i) a Recall of the Products; (ii) a change in the marketing classification or a material change in the labeling of the Products or (iii) termination or suspension of the marketing of the Products. In the event a Product is the subject of a Recall, Nuwellis shall notify DaVita within two (2) business days of being made aware of any such Recall.  Nuwellis shall work in conjunction with DaVita to make all contacts with DaVita Facilities and the FDA.  Nuwellis shall be responsible for coordinating all activities in connection with any such Recall and shall make all statements to the media, including press releases and interviews for publication or broadcast, provided, however, that in no event may Nuwellis reference DaVita in any such statements.  DaVita reserves the right, in its sole and reasonable discretion, to take any actions necessary to comply with all applicable Laws and general guidance issued by the FDA or any applicable Governmental Authority.  DaVita may independently terminate or otherwise restrict use of any affected Products used within DaVita or DaVita Facilities (e.g., quarantine or withdraw Products or communicate with DaVita clinicians and patients) without Nuwellis’s consent.  Nuwellis shall reimburse DaVita for direct and actually incurred costs related to (a) the aggregate price for all units of Products that are defective pursuant to the Recall; (b) reasonable and out-of-pocket expenses relating to such Recall, which could include expenses associated with implementation of a strategy for the Recall, costs of cover, retrieval, transportation, examination, analysis, decontamination, destruction, correction, repair, replacement, modification, relabeling, storage, returns, recovery, cancellation charges, notifications, advertising, warnings, Recall instructions, follow-up and effectiveness checks and reconditioning); and (c) any losses incurred by DaVita or its affiliates in defending a third-party Claim arising out of a Recall.  Any Products affected by a Recall may be returned to Nuwellis for a full refund of the Purchase Price or pro ratable Rental Price, as applicable, paid by DaVita, at Nuwellis’s sole cost and expense, F.O.B. Origin, Freight Collect.

Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 13 of 32

9.0          GOVERNING LAW; DISPUTE RESOLUTION
9.1         Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware and controlling U.S. federal law without regard to conflicts of law principles.
9.2          Arbitration.  Any Dispute, including the interpretation and enforcement of this arbitration clause, will be settled by arbitration conducted in Denver, Colorado, in accordance with the then in effect Commercial Rules of the American Arbitration Association (“AAA Rules”), as modified by the following:
(a)       Arbitrators.  There shall be a single arbitrator where the amount in controversy (in the aggregate including claims and counterclaims, but irrespective of any potential award of costs or attorneys’ fees) does not exceed Four Million Dollars ($4,000,000).  If the Parties cannot agree on the identity of the arbitrator within ten (10) days of the filing of the arbitration demand, then the arbitrator shall be selected pursuant to the AAA Rules.  There shall be a panel of three (3) arbitrators for any Dispute in which the amount in controversy (as defined above) equals or exceeds Four Million Dollars ($4,000,000).  Each Party shall select an arbitrator at the time of the filing of the Demand for Arbitration or the Response thereto, respectively, and the Chair of the Panel shall be appointed pursuant to the AAA Rules following the appointment of the second arbitrator.
(b)          Award.  The arbitrator or arbitrators shall issue a reasoned award.  The award shall include a determination of which Party, in their view, is the prevailing party.  The prevailing party shall be entitled to recover its costs of the arbitration from the losing party, provided, however, that each Party shall be responsible for its own attorneys’ fees.  The award shall be enforceable in any court of competent jurisdiction.
(c)          Confidentiality.  The Parties shall treat the arbitration as confidential, including any documents or testimony exchanged during the course of the arbitration (“Arbitration Materials”), as well as the fact of the arbitration itself.  If either Party believes it is required by law to disclose Arbitration Materials or the existence of the arbitration, they shall provide the other Party with seven (7) days’ prior notice, so that the other Party may attempt to protect the disclosure of that information.  The Parties agree that the wrongful disclosure of confidential materials without proper notice shall constitute an irreparable harm.  However, nothing shall prevent either Party from disclosing its own documents or information, even though that material may be used in the arbitration.
9.3          Injunctive Relief.  Notwithstanding the foregoing, each Party may institute proceedings in a federal or state court of competent jurisdiction to seek temporary or preliminary injunctive relief (a) to enforce the other Party’s confidentiality obligations under this Agreement, or (b) to preserve the status quo pending the resolution of any Dispute through arbitration.

Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 14 of 32

10.0        LIABILITY; INDEMNIFICATION
10.1       EXCLUSION OF DAMAGES.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHETHER IN AN ACTION IN CONTRACT, TORT, PRODUCT LIABILITY, STATUTE, EQUITY OR OTHERWISE, AND WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE.  THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO, AFFECT, OR LIMIT (A) DAMAGES CAUSED BY A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT; (B) DAMAGES AND AMOUNTS PAYABLE PURSUANT TO (I) NUWELLIS’ INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT FOR ANY THIRD PARTY CLAIM AND/OR (II) ANY INSURANCE OBLIGATIONS UNDER THIS AGREEMENT; OR (C) DAMAGES ARISING FROM EITHER PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD OR FAILURE TO COMPLY WITH APPLICABLE LAWS.  THIS LIMITATION OF LIABILITY SHALL APPLY EVEN IF THE LIMITED REMEDIES FAIL OF THEIR ESSENTIAL PURPOSE.

10.2        Mutual Indemnification.
(a)          Nuwellis will indemnify, defend, release, and hold DaVita Indemnitees harmless from and against all Claims, that they or any of them may sustain or incur, arising out of or relating to, or otherwise in connection with, any of the following, (a) the negligent or reckless acts or omissions, or willful misconduct of Nuwellis or any Nuwellis personnel or subcontractor; (b) Nuwellis’s breach of any representation, warranty, covenant or obligation in this Agreement or failure to comply with applicable Laws; (c) the use of any Product by DaVita in accordance with its labeling and instructions for use; (d) Nuwellis’s design, manufacturing, processing, labeling, marketing, storage, handling or sale of Products (including, without limitation, Claims for property damage, loss of life, or bodily injury); (e) any defect in the Product; (f) any Product Recall; (g) the Customer Product Contract(s) (as defined in Exhibit A), including, without limitation, any failure to perform or other breach of any kind between Nuwellis and any Hospital; (any representations, agreements, understandings, or other statements, whether oral or written, including, without limitation marketing materials and Training Materials, made by Nuwellis to any Hospital or DaVita Facility regarding the Products or Ultrafiltration Services; and

(b)         DaVita will indemnify, defend, release, and hold Nuwellis Indemnitees harmless from and against all Claims, that they or any of them may sustain or incur, arising out of or relating to, or otherwise in connection with, any of the following (a) claims for property damage, loss of life, or bodily injury resulting from DaVita’s negligence or reckless acts or omissions, or willful misconduct of DaVita or any DaVita personnel or; or (b) any DaVita-authored modifications to Nuwellis marketing materials and Training Materials, as made by DaVita to any Hospital or  DaVita Facility regarding the Products or Ultrafiltration Services; and in connection with the use of the Products.

Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 15 of 32

10.3       Intellectual Property Indemnification.  Nuwellis will defend, indemnify, release and hold the DaVita Indemnitees harmless from and against any third-party Claims that they or any of them may sustain or incur, arising out of or relating to, or otherwise in connect with, the actual or alleged infringement, misappropriation or other violation of Intellectual Property Rights arising from DaVita’s use of the Products purchased or rented pursuant to this Agreement.  If any such claim materially interferes with DaVita’s use of the Products, Nuwellis shall, at DaVita’s option and promptly upon DaVita’s request, and at Nuwellis’s sole cost and expense: (a) substitute functionally equivalent, non-infringing Products; (b) modify the affected Product so that it no longer infringes but remains functionally equivalent; (c) obtain for DaVita the right to continue using the affected Product on substantially the same terms as provided in this Agreement.  If the foregoing are not commercially reasonable, Nuwellis shall notify DaVita in writing and refund the Purchase Price or Rental Price, as applicable, paid by DaVita for the affected Product and may cease supplying the affected Product to DaVita; provided that Nuwellis (i) simultaneously stops supplying such Product to all other third parties and (ii) allocates any supplies of such Product in accordance with Section 6.3.1(a).  Any return by DaVita pursuant to this Section 10.3 will be sent back to Nuwellis in DaVita’s sole and absolute discretion, at Nuwellis’s sole cost and expense, F.O.B. Origin, Freight Collect.
10.4     Indemnification Procedures. DaVita shall have the right to participate in the defense of third party Claims through counsel of its own choosing.  However, if Nuwellis does not assume full control over the defense of a third party Claim submitted to Nuwellis by DaVita, then DaVita will have the right to defend the third party Claim in such manner as it may deem appropriate, at Nuwellis’s cost and expense.
10.5
Insurance.  During the Term, Nuwellis will maintain, at its own expense, insurance coverage in accordance with the limits and requirements as set forth on Exhibit F.  Any limits on Nuwellis’s insurance coverage will not be construed to create a limit on its liability with respect to any of its obligations hereunder, including any Claims.
11.0        CONFIDENTIALITY
11.1       Confidentiality Obligations.  Confidential Information shall be held in confidence by the Receiving Party and, except with the Disclosing Party’s prior written consent, will only be disclosed to the Receiving Party’s employees, contractors or representatives who have a need to know such information for the purpose of performing or receiving benefits under the Agreement (“Purpose”).
11.2       Restrictions on Use of Confidential Information.  The Receiving Party shall: (a) maintain the Disclosing Party’s Confidential Information as confidential taking all reasonable steps to prevent any unauthorized use or disclosure of such Confidential Information and to ensure that its employees, contractors or representatives comply with the Receiving Party’s confidentiality obligations hereunder; (b) use the Disclosing Party’s Confidential Information solely for the Purpose; and (c) not disclose the Disclosing Party’s Confidential Information to any party without the Disclosing Party’s written permission, except that the Receiving Party may disclose such Confidential Information to its employees, contractors, or representatives who (i) have a need to know such information for the Purpose, (ii) are informed of the confidential nature of such information, and (iii) are bound by an obligation of confidentiality no less restrictive than the obligations herein.  The Receiving Party shall be responsible for any unauthorized disclosure or use of Disclosing Party’s’ Confidential Information by any party to whom the Receiving Party discloses such Confidential Information.  The foregoing confidentiality obligations shall survive expiration or earlier termination of this Agreement for a period of five (5) years thereafter, unless such Confidential Information constitutes a trade secret, and in such event, these obligations shall continue for so long as such Confidential Information constitutes a trade secret.  Notwithstanding the foregoing, DaVita may copy, retain and use Nuwellis Confidential Information on an ongoing basis as reasonably necessary for its ongoing use of any Products.
11.3     Exceptions.  The foregoing obligations apply to all Confidential Information, unless and until such time as the Receiving Party can demonstrate with competent evidence that such Confidential Information: (a) is or became generally available to the public, through no fault of the Receiving Party and without breach of this Agreement; (b) is or was already in Receiving Party’s possession without restriction prior to any disclosure by the Disclosing Party; (c) is or has been lawfully disclosed to the Receiving Party by a third party without an obligation of confidentiality; or (d) was developed independently by the Receiving Party without access to, use of or reference to the Disclosing Party’s Confidential Information.

Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 16 of 32

11.4     Required Disclosure.  Notwithstanding Sections 11.1 and 11.2, the Receiving Party may disclose the Disclosing Party’s Confidential Information in response to a valid court order or other legal process but only to the extent required by that order or process and only after the Receiving Party has given the Disclosing Party prompt written notice, if permitted, and the opportunity to seek a protective order or confidential treatment of such Confidential Information (with the reasonable assistance of the Receiving Party, if the Disclosing Party so requests).
11.5      Public Announcements; Authorized Disclosure. Neither Party shall make any public announcement or other public disclosure or public statement concerning this Agreement or the transactions contemplated hereunder  without the prior written consent of the other Party, except if, in the judgment of a competent third party securities lawyer, such disclosure is required by applicable Law, Governmental Authority or pursuant to the rules of any securities exchange, but only to the extent so required and after the Receiving Party has given the Disclosing Party prompt, advance written notice, if permitted, and a reasonable opportunity to seek a protective order or confidential treatment of any Confidential Information included in such disclosure (with the reasonable assistance of the Receiving Party, if the Disclosing Party so requests).  The proviso in the first sentence of this Section shall not apply to Confidential Information included in any cost report filed under Title XVIII or Title XIX of the Social Security Act, or health care program of any Governmental Authority.
11.6       Equitable Relief.  The Parties acknowledge that Confidential Information is unique and valuable and that any breach or threatened breach of this Agreement will result in irreparable injury to the Disclosing Party, for which monetary damages alone would not be an adequate remedy.  Each Party therefore agrees that, in addition to any other legal or equitable remedies available, the Disclosing Party shall be entitled to specific performance and an injunction or other equitable relief as a remedy for any threatened or actual breach of this Agreement.  Each Party waives any requirement for the securing or posting of any bond in connection with such remedy, and the Disclosing Party shall not be required to prove damages in order to avail itself of such equitable relief.
12.0        MISCELLANEOUS
12.1      Quarterly Meetings.  Upon DaVita’s request but not more than once per calendar month during the Pilot Term and quarterly during the remainder of the Term, Nuwellis and DaVita will meet either in person or by phone in DaVita’s sole discretion, to discuss any issues that DaVita may have with respect to the Products or the transactions contemplated under this Agreement, including any event or circumstance that is reasonably likely to result in a Failure to Supply Event during the immediately following calendar year and potential mitigation strategies.
12.2       Right to Audit.  Once per calendar year during the Term DaVita shall have the right to conduct an audit of Nuwellis’s books, documents, and records (whether in hard copy, electronic or other form) that pertain to (a) the accounts of DaVita, its Affiliates and DaVita Facilities, (b) Nuwellis’s compliance with the terms of this Agreement, or (c) the amounts payable for the Products or services hereunder.  DaVita shall exercise such audit right only during normal business hours and with reasonable advance written notice to Nuwellis at any time other that the first fiscal quarter of Nuwellis.  The audit may be conducted by employees of DaVita or its Affiliates (including contract employees) or by an external auditing firm selected by DaVita, using a methodology determined by DaVita.  The cost of the audit, including the cost of the auditors, shall be paid by DaVita.  DaVita shall have no obligation to pay any costs incurred by Nuwellis, its employees or agents in cooperating with DaVita in such audit.  The Parties agree to use good faith efforts to resolve any dispute that may arise from any audit report issued pursuant to this Section 12.2.

Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 17 of 32

12.3       Notices.  Any notice required under this Agreement must be in writing and sent to each Party’s representatives at: (a) if to Nuwellis, 12988 Valley View Road, Eden Prairie, Minnesota 55344 Attention: President and Chief Executive Officer; and (b) if to DaVita, DaVita Inc., 2000 16th Street, Denver, Colorado 80202, Attention: Steve Phillips, with a copy to DaVita Inc., 2000 16th Street, Denver, Colorado 80202 Attention: Group General Counsel, DaVita Venture Group.  Notices will be delivered in person or by means evidenced by a delivery receipt or acknowledgement (certified or registered mail, postage prepaid and return receipt requested, or via overnight courier).  Notices will be effective upon receipt or, if refused, five (5) business days following transmission as provided above.  The addresses in this Section 12.3 may be changed by providing written notice to the other Party.
12.4      Assignment; Change of Control.  This Agreement (and all Purchase Orders submitted hereunder) will be binding upon and inure to the benefit of the Parties hereto, but shall not be assignable or delegable by any Party hereto without the prior written consent of the other Party; provided, however, that nothing in this Agreement or any Purchase Order shall or is intended to limit the ability of DaVita or Nuwellis to assign or delegate, in whole or in part, any of its rights or obligations under this Agreement or any Purchase Order, without the consent of Company to: (a)  any Affiliate; or (b) in the event DaVita undergoes a Change of Control, the purchaser in such transaction.; or (c)  in the event Nuwellis undergoes a Change of Control, the purchaser in such transaction so long as such purchaser does not provide renal care services or manufacture products utilized to treat renal failure.   For purposes of this Agreement, a "Change of Control" shall mean the purchase of all or substantially all of the assets or equity interests of a Party (or any successor entity) whether by reorganization, merger, sale of assets, or sale of equity interests.
12.5     Subcontractors.  Nuwellis shall not subcontract or otherwise delegate its responsibilities under this Agreement or any Purchase Order without DaVita’s prior written approval in each instance.  Nuwellis shall cause its contractors and subcontractors to comply with the terms and conditions of this Agreement.  DaVita’s approval shall not relieve Nuwellis of its obligations under this Agreement, and Nuwellis shall be fully responsible and liable for the acts and omissions of its contractors and subcontractors (and their respective employees) as if they were Nuwellis’s own acts or omissions.
12.6       Relationship of the Parties. This Agreement is not intended to create and will not be construed as creating between Nuwellis and DaVita the relationship of affiliate, principal and agent, joint venture, partnership, or any other similar relationship, the existence of which is hereby expressly denied.  Neither Party will have (nor will it hold itself out as having) any right, power, or authority to make or incur any legally binding agreement, obligation, representation, warranty, or commitment on behalf of the other Party or to direct any action of or activity by the other Party or any of its officers, directors, members, managers, employees, or agents.
12.7     No Third Party Beneficiaries.  With the exception of DaVita Facilities and Affiliates, there are no third party beneficiaries to this Agreement.
12.8      Headings and Interpretation.  Headings are included for the purpose of convenience only and shall not affect the interpretation of any provision of this Agreement or any Exhibit.  Wherever the words “including” or “include” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”
12.9       No Limitation of Rights and Remedies.  The various rights and remedies provided in this Agreement will be cumulative and in addition to any other rights and remedies to which the Parties may be entitled to pursue at law or in equity.  The exercise of one or more of such rights or remedies will not impair the right of either Party to exercise any other right or remedy at law or in equity.

Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 18 of 32

12.10     No Use of Name, No Publicity.  Nuwellis shall not use DaVita’s names, trade names, service marks, trademarks, trade dress, or logos, or any of its employees’ names, or refer to DaVita, in any public disclosure, including for marketing or promotional purposes, without DaVita’s prior written approval in each instance, which DaVita may withhold, condition, deny and/or revoke in its discretion, except as permitted by Section 11.5.  .
12.11     Waiver.  Neither Party’s failure to enforce any rights under this Agreement shall be deemed to be a waiver of that or any other rights nor shall it create a continuing waiver or expectation of non-enforcement.
12.12     Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon any determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.
12.13    Survival.  Except as otherwise expressly provided in the Agreement, all covenants, agreements, representations, obligations relating to confidentiality, compliance with Laws, indemnity, access to records, and warranties, express or implied, and any other terms that by their nature must survive the Term to give their intended effect, shall survive and remain in full force and effect following the expiration or earlier termination of this Agreement for any reason, and the statute of limitations shall not commence to run until the time such obligations have been fulfilled.
12.14     Amendment.  This Agreement and any Exhibits or supporting documents identified as part of this Agreement may be altered, amended or revoked only by an instrument in writing by each Party.
12.15     Counterparts and Signatures. This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will constitute the same instrument.  The Parties agree that facsimile transmission, PDF of original signatures or electronic signatures will constitute and be accepted as original signatures.
12.16     Order of Precedence.  The following order of precedence applies in the event of any conflict between the components of this Agreement: (a) the main body of this Agreement, (b) the Exhibits to this Agreement, and (c) the applicable Purchase Order.  For the avoidance of doubt, no terms and conditions contained in any Nuwellis quotation, order forms or confirmations, delivery documents, invoices or other documentation related to the purchase and sale of Products hereunder shall apply to any Purchase Order submitted by DaVita to Nuwellis.
12.17     Entire Agreement.  This Agreement together with the Exhibits attached hereto and documents referenced herein constitutes the complete and final agreement of the Parties with regard to the subject matter hereof.  The Parties agree that they have not relied, and are not relying, on any oral or written promises, terms, conditions, representations or warranties, express or implied, outside those expressly stated or incorporated by reference in this Agreement.  This Agreement may not be modified, supplemented, qualified or interpreted by any trade usage or prior course of dealings between the Parties not expressly made a part of this Agreement.

Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 19 of 32

12.18     Authority.  Any entity signing this Agreement on behalf of any other entity hereby represents and warrants in its individual capacity that it has full authority to do so on behalf of the other entity.  Any individual signing this Agreement on behalf of an entity hereby represents and warrants in his/her individual capacity that he/she has full authority to do so on behalf of such entity.
12.19     Force Majeure. The obligations of either Party to perform under this Agreement will be excused during each period of delay caused by acts of God, war or terrorism, or government orders which are beyond the reasonable control of the Party obligated to perform and prevents the Party from being able to perform (a "Force Majeure Event"). In the event that either Party ceases to perform its obligations under this Agreement due to the occurrence of a Force Majeure Event, such Party shall: (a) immediately notify the other Party in writing of such Force Majeure Event and its expected duration; and (b) take all reasonable steps to recommence performance of its obligations under this Agreement as soon as possible. In the event that any Force Majeure Event delays a Party's performance for more than ninety (90) days following notice by such Party pursuant to this Agreement, the other Party may terminate this Agreement immediately upon written notice to such Party; provided, however, that nothing in this section limits the obligations of Nuwellis under Section 8.
13.0        DEFINITIONS.  Capitalized terms used in the Agreement shall have the meanings ascribed below.  Other initially capitalized terms used in the Agreement (including an Exhibit attached hereto) are defined in the context in which they are used and shall have the meanings ascribed therein.
(a)          “Affiliate(s)” means, in relation to either Party, any entity controlling, controlled by, or under common control with such Party, for only so long as such control exists.  For these purposes, “control” shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of the entity, whether through the ownership of voting securities, by contract, or otherwise, or (ii) the ownership of more than fifty percent (50%) of the voting securities or other ownership interest of an entity.
(b)          “Claims” means any claims, demands, actions, liability, loss, proceedings or suits and any related liability, loss, damage, expense, and costs (including awards, fines, penalties and the reasonable costs of investigation, defense, attorneys’ fees and any remedial actions), of whatever form or nature, incurred or sustained by a Party.
(c)          “Confidential Information” means (i) the terms and conditions of this Agreement; (ii) with respect to Nuwellis, any information or material that is, at the time of disclosure, marked or, if disclosed orally, visually, or in other non-tangible form, identified in writing as confidential or proprietary information; (iii) with respect to DaVita, all data, information, and other materials disclosed or otherwise made available by or on behalf of DaVita to Nuwellis, whether in oral, electronic, visual, written, or any other form, including (A) all information regarding DaVita’s or any of its Affiliates’ Intellectual Property, business, business plans, technology, strategy, operations, finances, sales, supply chain, transactions, patients, databases, or customers; (B) all information maintained in DaVita internal-only documentation or web sites; and (C) all data, information, and materials developed, generated, or derived from any of the foregoing, and (iv) all information which by its nature and the circumstances should reasonably be considered to be confidential information.
(d)          “DaVita Clinics” means the clinics, business offices and other facilities owned or managed by DaVita Inc. or any of its Affiliates
(e)          “DaVita Facilities” means DaVita Clinics and DaVita Serviced Hospitals, including the Pilot Facility(ies).

Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 20 of 32

(f)          “DaVita Serviced Hospital(s)” means those certain Hospitals identified in writing by DaVita from time to time, at which DaVita or a DaVita Affiliate provides dialysis or Ultrafiltration Services to patients, including Pilot Facility(ies) pursuant to a fully executed and currently effective Service Agreement between such hospital and DaVita.  DaVita may update such list from time to time to add or remove hospitals.
(g)       “DaVita Indemnitees” means DaVita Inc., its Affiliates, and their respective officers, directors, employees, agents, contractors, service providers (other than Nuwellis and its Affiliates), assigns and successors.
(h)          “Disclosing Party” means a Party who discloses Confidential Information to the other Party under this Agreement.
(i)         “Discount” means any discounts, rebates, incentives, or other reductions in the Purchase Price or Rental Price offered by Nuwellis to DaVita under this Agreement.
(j)          “Dispute” means any dispute, Claim or controversy arising out of or relating to this Agreement and/or a Purchase Order, including breach, termination or validity of the Agreement.
(k)          “Failure to Supply Event” means, other than with respect to a Force Majeure Event (as defined in Section 12.9 above,  Nuwellis’s inability or failure to supply Products to DaVita for any reason within the timeframe established in this Agreement or by the delivery date set forth in the applicable Purchase Order, as applicable, whether or not known or anticipated by Nuwellis, including, without limitation, (i) Nuwellis’s inability to supply Products to meet DaVita’s Forecast pursuant to Section 6.1 or Nuwellis’s Supply Commitment pursuant to Section 6.2.2; (ii) Nuwellis’s discontinuation of a Product as set forth in Section 4.2; (iii) a Product Labeling Event; (iv) a Product Change Event; or (iv) a Recall.
(l)          “FDA” means the United States Food and Drug Administration or any successor agency.
(m)       “FFDCA” means the United States Federal Food, Drug and Cosmetic Act of 1938, as amended from time to time, and all associated regulations.
(n)      “Governmental Authority” means any national, state, provincial, local, governmental, judicial, public, quasi-public, administrative, regulatory or self-regulatory authority, agency, commission, board, organization, or instrumentality.
(o)          “Hospital(s)” means all hospitals, acute care settings, or other inpatient settings, including DaVita Serviced Hospitals.
(p)      “Intellectual Property” means any and all inventions, innovations, modifications, discoveries, designs, methods, analyses, drawings, developments, improvements, processes, software programs, works of authorship, documentation, formulas, data, databases, techniques, know-how, trade secrets, and ideas, in each case whether or not patentable or registrable under any applicable Law, including any copyright, trademark or patent Law.
(q)         “Intellectual Property Rights” means any and all rights with respect to intellectual property, including all patents, copyrights, trademarks, trade dress, trade secrets, industrial designs, mask works, moral rights, and database rights, whether registered or unregistered, and any other similar rights and protections, whether statutory, common law, or otherwise, existing anywhere in the world, including all applications, registrations, provisionals, continuations, continuations-in-part, renewals, reissues, reexaminations and extensions of or for any of the foregoing.

Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 21 of 32

(r)          “Law(s)” means the common law of any state or any provision of any international, federal, state, local, county, or municipal law, treaty, statute, rule, regulation, order, ordinance, standard, code, permit, directive, judgment, injunction, decree, or other decision of any arbitrator(s) or Governmental Authority legally binding on the relevant Party or its properties.
(s)       “Nuwellis Indemnitees” means Nuwellis, its Affiliates, and their respective officers, directors, employees, agents, contractors, service providers, assigns and successors.
(t)          “Pilot” means DaVita’s delivery of inpatient Ultrafiltration Services utilizing the Products at the Pilot Facility(ies) for the duration of the Pilot Term with the goal of determining service delivery scalability, sustainability and profitability while also improving Pilot Facility satisfaction.
(u)         “Pilot Facility(ies)” means those DaVita Serviced Hospitals identified by DaVita in writing from time to time, which initially include, but are not be limited to, Cedars Sinai Los Angeles, University of California Los Angeles and MedStar Health.
(v)         “Post-Pilot” means the period of time following the Pilot Term through the remainder of the Term, which such period of time shall only commence if DaVita provides written notice of the Ultrafiltration Services Approval to Nuwellis pursuant to Section 1.3.1 of this Agreement.
(w)         “Product(s)” means those products listed on Exhibit B hereto.
(x)        “Product Change Event” means Nuwellis’s receipt or discovery of any information or data, regardless of the source or derivation, with respect to any Product(s) which: (i) demonstrates that the use of Product(s) for patients may result in death, risk of death, inpatient hospitalization, prolonging of existing hospitalization, congenital anomaly, persistent or significant disruption of the ability to conduct normal life functions, or any adverse drug reaction or adverse event; (ii) demonstrates that a Product(s) no longer has the same clinical efficacy or benefit/risk profile it was understood to have immediately prior to any such information or data being received, discovered or derived by Nuwellis; or (iii) requires DaVita to purchase a higher volume of Product(s) to obtain the same clinical benefits in its patients as it was purchasing prior to any such information or data being received, discovered or derived by Nuwellis.
(y)         “Product Labeling Event” means (i) the determination by Nuwellis, the Product manufacturer, or any applicable Governmental Authority, that there must be an amendment, change, revision, or modification to the Product manual, labeling (including both prescriber and patient-directed labeling), package inserts, instructions for use, safety information, technical specifications, or any other information for any Product(s); or (ii) the issuance of a public health advisory, safety communication, consumer alert, or similar notice about any Product(s) by any applicable Governmental Authority.
(z)         “Purchase Order” means the applicable purchase order form, electronic data interchange, internet e-commerce, facsimile transmission or other ordering method, whether oral or written, submitted by DaVita to Nuwellis for the purchase or rental of Products under this Agreement.
(aa)        “Purchase Price” means the price at which DaVita may purchase Products from Nuwellis as set forth on Exhibit B hereto.
(bb)        “Rebates” means those certain payments to DaVita by Nuwellis during the Post-Pilot period pursuant to Exhibit C hereto.

Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 22 of 32

(cc)       “Recall” means (i) a mandatory recall ordered or initiated by the FDA or other Governmental Authority and implemented by Nuwellis, or (ii) a voluntary recall, field market withdrawal, stock recovery, or other similar action, including corrections and removals, with respect to any Product(s) and implemented by Nuwellis, whether such recall action is Nuwellis-initiated or manufacturer-initiated.
(dd)        “Receiving Party” means a Party who receives Confidential Information from the other Party under this Agreement.
(ee)        “Rental Price” means the price at which DaVita may rent Products from Nuwellis as set forth on Exhibit B hereto.
(ff)         “Nuwellis Indemnitees” means Nuwellis, Inc., its Affiliates, and their respective officers, directors, employees, agents, contractors, assigns and successors.
(gg)        “Supply Commitment” has the meaning ascribed in Section 6.2.2.
(hh)        “Term” means the Pilot Term together with any Initial Term and Renewal Term.
(ii)         “Ultrafiltration Services” collectively means the treatment of fluid volume overload using ultrafiltration (i) on an inpatient basis for patients with congestive heart failure, as diagnosed by a Board certified physician, or critical care patients (“Inpatient Ultrafiltration Services”); and (ii) on an outpatient basis for patients with congestive heart failure, as diagnosed by a Board certified physician (“Outpatient Ultrafiltration Services”).
(jj)        “Ultrafiltration Services Approval” means the determination, in DaVita’s sole and absolute discretion, to proceed with the Ultrafiltration Services Rollout, as evidenced by DaVita’s written notice to Nuwellis of such approval pursuant to Section 1.3.1 of this Agreement.
(kk)      “Ultrafiltration Services Rollout” means the Post-Pilot delivery of Ultrafiltration Services utilizing the Products at DaVita Facilities and other Hospitals.
[Remainder of this page intentionally left blank.  Signature page follows.]
Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 23 of 32

IN WITNESS WHEREOF, the Parties hereby indicate their acceptance of the terms of this Agreement by the signatures of their authorized representatives.
DAVITA:		NUWELLIS:

By:	/s/ Ray Follett	By:	/s/ Nestor Jaramillo, Jr.

Name:	Ray Follett	Name:	Nestor Jaramillo, Jr.

Title:	Group Vice President	Title:	Chief Executive Officer and President

Date:	June 19, 2023	Date:	June 19, 2023

Exhibit List
Exhibit A: Marketing, Promotion & Support Services
Exhibit B: Products, Purchase Prices & Rental Prices
Exhibit C: Rebates
Exhibit D: Form of Warrant
Exhibit E: Form of Registration Rights Agreement
Exhibit F: Insurance Requirements
Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 24 of 32

EXHIBIT A
MARKETING, PROMOTION & SUPPORT SERVICES
1.          Background and Scope.  The Parties desire to work cooperatively, but independently, to market and promote certain adult Ultrafiltration Services utilizing the Products to (as it relates to DaVita) sell certain Products (as it relates to Nuwellis) to Hospitals targeted by DaVita.  This Exhibit describes the terms of an exclusive, cooperative marketing relationship under which DaVita will independently market and promote Ultrafiltration Services to Hospitals utilizing the Products and Nuwellis will independently sell and provision Products.
2.            Exclusivity.
(a)           Exclusivity.
Subject to the requirements set forth in Section 2(b) below, during the Exclusivity Term (defined below), DaVita shall have the co-exclusive right, along with Nuwellis,  to co-market, co-promote and sell adult Ultrafiltration Services at Hospitals utilizing the Products.  During the Exclusivity Term, except solely with respect to pediatric Ultrafiltration Service or as otherwise provided on Schedule A-1,  Nuwellis will not (A) negotiate, enter into, or solicit any Hospital to enter into a separate agreement with Nuwellis for the provision of, or otherwise provide Ultrafiltration Services to adults; or (B) negotiate, enter into any agreement, or solicit (1) any DaVita Serviced Hospital or other provider that is not a Hospital for the purchase, sale, or rental of Products or otherwise sell or rent Products thereto, or (2) any other entity for the purchase and sale of Products for the purpose of such entity providing adult Ultrafiltration Services at Hospitals or otherwise sell or rent products thereto. Notwithstanding any other provision to the contrary contained in the Agreement,  the parties acknowledge and agree that Nuwellis shall be free to  negotiate, enter into, or solicit any Hospital to enter into a separate agreement with Nuwellis for the provision of consoles and consumables utilized by the Hospital for the treatment of ultrafiltration to critical care patients. For the avoidance of doubt, the Parties acknowledge and agree that this Agreement is not intended to restrict or limit (A) DaVita’s ability to contract with other individuals and entities to provide the same or similar products to DaVita or DaVita Affiliates, (B) Nuwellis’s ability to provide the same or similar products to entities other than as stated above, or (C) any Hospital’s ability to directly engage other dialysis competitors to provide Ultrafiltration Services using the Products.
(b)         Exclusivity Requirements.  The restrictive covenants and exclusivity set forth in Section 2(a) above shall remain in full force and effect for a period of (2) years following the commencement of the Initial Term (“Exclusivity Term”).  The Exclusivity Term shall automatically extend for additional two (2) year periods if, as of the end of the immediately preceding two (2) year period during the Term, Nuwellis generates gross revenues totaling at least $[**] from (i) direct DaVita purchases inclusive of services and rentals, and (ii) DaVita facilitated introductions with Serviced Hospitals that result in a purchase or rental contract between Nuwellis and Hospitals (“Exclusivity Requirements”). In the event the Exclusivity Term expires due to DaVita’s failure to meet the Exclusivity Requirements, the restrictive covenants and exclusivity set forth in Section 2(a) above shall be reinstated if, at any point during the remainder of the Term, DaVita meets the Exclusivity Requirements, upon which a new two (2) year Exclusivity Term shall commence and remain in full force and effect in accordance with this Section 2(b).
3.            Customer Primary Sales Responsibility.
(a)         Schedule 1 attached hereto contains a list of hospitals to which DaVita currently provides acute dialysis services (“DaVita Lead Customers”).  Nuwellis agrees that DaVita will be primarily responsible for calling on DaVita Lead Customers, and will not solicit or enter into any agreement with any DaVita Lead Customer to purchase or rent Products without providing 60 days’ prior written notice to DaVita, during which time DaVita will have the exclusive right to negotiate with such DaVita Lead Customer.  If DaVita and such DaVita Lead Customer do not enter into an agreement with respect to the sale or rental of Products during such 60 day period, Nuwellis shall have the right during the following 60 days to negotiate with such DaVita Lead Customer directly.

Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 25 of 32

(b)         Schedule 2 attached hereto contains a list of hospitals to which Nuwellis currently sells or rents Aquadex machines and does not have a contract for acute dialysis services with DaVita (“Nuwellis Lead Customers”).  DaVita agrees that Nuwellis will be primarily responsible for calling on Nuwellis Lead Customers, and will not solicit or enter into any agreement with any Nuwellis Lead Customer to purchase or rent Products or Services without providing 60 days’ prior written notice to Nuwellis, during which time Nuwellis will have the exclusive right to negotiate with such Nuwellis Lead Customer.  If Nuwellis and such Nuwellis Lead Customer do not enter into an agreement with respect to the sale or rental of Products during such 60 day period, DaVita shall have the right during the following 60 days to negotiate with such Nuwellis Lead Customer directly.
(c)          Nothing in this Section 3 limits the parties’ obligations in Section 1 of Exhibit A.
4.            Obligations of DaVita.
(a)          Sales Point of Contact.  DaVita shall be the single and primary point of contact with respect to DaVita Serviced Hospitals for all communications with all Hospitals regarding Ultrafiltration Services as well as the for the purchase and sale of Products.  In the event a DaVita Serviced Hospital requests additional information regarding the purchase of Products from DaVita, DaVita will engage Nuwellis’s sales contact and facilitate introductions with the DaVita Serviced Hospital.
5.           Obligations of Nuwellis.
(a)       Training.  Upon DaVita’s request, but not more than four (4) times per calendar year, Nuwellis will provide Product training to DaVita teammates responsible for the marketing and promotion of Ultrafiltration Services to Hospitals.  Such training is in addition to user training as set forth in the main body of this Agreement.
(b      Nuwellis Sales Support Services.  Upon DaVita’s request, Nuwellis shall make reasonable efforts to make available a sales representative to accompany DaVita on sales calls at a Hospital for purposes of providing the following sales support services: (i) Product demonstrations and technical guidance; (ii) sales, marketing and promotional support; (iii) information regarding the features and functionality of the Products.
(c)      Marketing Materials.  Upon DaVita’s request, Nuwellis will furnish to DaVita, without charge, a reasonable supply of sales literature (as to be mutually agreed upon) and other similar information as may be reasonably required by DaVita in selling Ultrafiltration Services.  Nuwellis hereby grants to DaVita a non-exclusive, irrevocable, fully transferable, fully paid up, royalty-free, sublicensable right and license to use, import, copy, reproduce, display, transmit, translate, alter, modify, create derivative works of and otherwise distribute the foregoing marketing materials, including, without limitation, co-branded marketing materials, images, excerpts and portions thereof, in any and all formats and media whether now or hereafter known or devised and by any and all technologies and means of delivery whether now or hereafter known or devised for any and all purposes relating to DaVita’s sales and provision of Ultrafiltration Services.  Nuwellis grants to DaVita a limited, revocable and non-transferable license to use the tradename of Nuwellis and the Nuwellis logo along with any pre-approved images of the same for purposes of identifying Nuwellis as the manufacturer and supplier of the Products in DaVita’s marketing literature and materials.  Subject to DaVita’s prior written approval as set forth in Section 4(d) below, the Parties may elect to create co-branded marketing materials for the sole purpose of supporting DaVita’s Ultrafiltration Services sales opportunities.  In approving any such co-branded materials, DaVita does not grant Nuwellis any license or permission to use any DaVita Intellectual Property, including, without limitation, any trademark, tradename, trade, dress, trade secret, copyright or copyrightable work, documentation, idea, original works, work of authorship or other intellectual property.

Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 26 of 32

(d)       Supplier Marketing & Promotional Activities.  Nuwellis shall not, without first obtaining DaVita’s prior written consent, provide any educational, marketing, and/or promotional materials regarding the Products (or any other products and services of Nuwellis) or Ultrafiltration Services to any DaVita teammates, patients, DaVita Facilities.  In the event Nuwellis desires to provide any such materials to DaVita teammates, patients, DaVita Facilities or other Hospitals, Supplier shall submit the materials to DaVita for approval at least thirty (30) days prior to the proposed publication date.  DaVita may approve or reject Nuwellis request, in whole or in part, in DaVita’s sole and absolute discretion.  Notwithstanding the foregoing, in no event shall DaVita’s approval or use of any Nuwellis materials hereunder be construed as an approval of Nuwellis' literature, or supplement or replace Nuwellis’ own legal and regulatory review.
(e)        Sales Point of Contact.  If a DaVita Serviced Hospital solicits or requests Nuwellis to directly sell or rent Products, Nuwellis shall promptly notify DaVita and the Parties shall work together in good faith to determine which Party will take the lead in responding to the inquiry.
(f)       Costs & Expenses.  Nuwellis shall be solely responsible for all of its costs and expenses related to the advertising, marketing, promotion and sale of the Products. In the event new or co-branded materials are developed, DaVita and Nuwellis will share the related costs equally.
6.           Sales Contracts.
(a)         If a Hospital chooses to enter into a contract with DaVita to provide Ultrafiltration Services, DaVita would enter into a contract directly with the Hospital for such services and collect all associated fees (“Ultrafiltration Services Contract”).  Any purchase of Products required for DaVita to provide the Ultrafiltration Services under a Ultrafiltration Services Contract would be submitted by DaVita to Nuwellis via Purchase Order pursuant to this Agreement.
(b)        Subject to Section 2 of this Exhibit A, If a Hospital purchases a Product from Nuwellis, Nuwellis would enter into a contract directly with the Hospital and collect all associated fees (“Customer Product Contract”).  DaVita would not be a party to the Customer Product Contract, and Nuwellis would be solely responsible for supplying, servicing and supporting all products purchased pursuant to such contract.
(c)        No terms of any Customer Product Contract shall be binding upon DaVita.  Any commitment made by Nuwellis to a Hospital, including, without limitation, those with respect to the Customer Product Contracts, product orders, cancellations, delivery, modifications, capabilities, or suitability of the Products shall be Nuwellis’s sole and exclusive responsibility and liability.
7.          Feedback. ANY FEEDBACK DAVITA PROVIDES TO NUWELLIS RELATED TO THE PRODUCTS IS PROVIDED AS-IS, WITHOUT ANY WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND DAVITA SPECIFICALLY DISCLAIMS ANY WARRANTIES OF NON-INFRINGEMENT, ALL IMPLIED WARRANTIES, INCLUDING, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES ARISING DURING COURSE OF PERFORMANCE.  DAVITA SHALL HAVE NO LIABILITY WHATSOEVER FOR SUCH FEEDBACK, INCLUDING WITHOUT LIMITATION, ANY DAMAGE OR LOSS CAUSED OR ALLEGED TO BE CAUSED BY OR IN CONNECTION WITH SUCH FEEDBACK. NUWELLIS WILL DEFEND, INDEMNIFY, RELEASE AND HOLD THE DAVITA INDEMNITEES HARMLESS FROM AND AGAINST ALL CLAIMS, THAT THEY OR ANY OF THEM MAY SUSTAIN OR INCUR, ARISING OUT OF OR RELATING TO, OR OTHERWISE IN CONNECTION WITH, SUCH FEEDBACK, INCLUDING WITHOUT LIMITATION, ANY CLAIMS OR ALLEGATIONS OF INTELLECTUAL PROPERTY INFRINGEMENT.
Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 27 of 32

EXHIBIT B
PRODUCTS, RENTAL PRICES & PURCHASE PRICES
Product Rental Prices
Product	Item number	Monthly Rental Price
Aquadex SmartFlow Console	120100	$[**] per month
Aquadex SmartFlow Cart/Stand	420000	Included in the above

Product Purchase Prices
PRODUCT NUMBER	PRODUCT DESCRIPTION	UOM	QTY PER UOM	LIST PRICE $	Tier 1 DaVita price $ per unit $	Tier 2:≥10 DaVita purchased cases of Aquadex Flex Flow Blood Sets $	Tier 3: Capital Tier: ≥: 2 Davita purchased units of Aquadex Smartflow Console
114156	Aquadex Flex Flow Blood Sets W/ HCT per case*	CA	5	5,199	[**]	[**]	[**]
114153	Coiled Dual Lumen Catheter	CA	5	2,000	[**]	[**]	[**]
115463	Coiled Dual Lumen Catheter with insertion kit	CA	5	2,250	[**]	[**]	[**]
120100	Aquadex Smartflow Console W/Cart Stand	EA	1	41,000	[**]	[**]	[**]
SmartFLow 1 YR.	1-Year Service Per Console	EA	1	2,500	[**]	[**]	[**]
SmartFLow 2YR.	2-Year Service Per Console	EA	1	4,500	[**]	[**]	[**]
SmartFLow 3YR.	3-Year Service Per Console	EA	1	6,000	[**]	[**]	[**]

*Aquadex FlexFlow Blood Set also used with Aquadex SmartFlow
Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 28 of 32

EXHIBIT C
REBATES
1.          Rebate.  Each calendar year during the Post- Pilot Term (“Rebate Period”) DaVita shall be eligible to receive a Rebate on the aggregate dollar amount of all Products and Services purchased or rented by DaVita pursuant to this Agreement during the Rebate Period, less freight, handling charges, taxes, returns, allowances and credits (“Qualified Net Purchases”) if such purchases or rentals reach one of the tiers set forth in the Rebate table below.  The Rebate amount for each Rebate Period shall be calculated by multiplying the DaVita’s Qualified Net Purchases during each such Rebate Period by the applicable Rebate percentage set forth in the table below.  All Qualified Net Purchases shall be deemed to have been made on the date that DaVita submits a Purchase Order for such Product or Service, provided that DaVita does not subsequently cancel such Purchase Order.  Any failure of DaVita to earn a Rebate during any applicable Rebate Period shall not affect DaVita’s ability earn a Rebate in any subsequent Rebate Period.
2.
Rebate Tiers	Qualified Net Purchases	Rebate Percentage[1]
Tier 1	[**]	[**]
Tier 2	[**]	[**]
Tier 3	[**]	[**]
Tier 4	[**]	[**]

3.          Rebate Payment.  Nuwellis shall pay each Rebate earned by DaVita within sixty (60) days after the end of applicable Rebate Period in which each such Rebate was earned by DaVita, except in the event this Agreement expires or is earlier terminate, in which case any earned Rebate shall be paid within sixty (60) days of the date of expiration or earlier termination.  Nuwellis shall make all Rebate payments in the form of a check or via electronic payment, payable to DaVita.
4.          Proration for Partial Rebate Periods.  For partial Rebate Periods (regardless of whether such partial Rebate Period is due to expiration, earlier termination or otherwise), each of the Qualified Net Purchase ranges set forth in the Rebate chart above shall be prorated for the period of time the Agreement was in effect during such partial Rebate Period.  To determine the prorated Qualified Net Purchase ranges for the partial Rebate Period, the (i) percentage equal to the number of days this Agreement was in effect during the applicable Rebate Period divided by three hundred sixty-five (365), and then multiplied by 100 and rounded to the nearest whole percentage point (“Rebate Adjustment Percent”) (ii) shall be applied against  each of the Qualified Net Purchase ranges in the Rebate chart above (“Rebate Tier Adjustment”).  For illustration purposes only, the Rebate Adjustment Percent and Rebate Tier Adjustment shall be calculated as follows:
Rebate Adjustment Percent:
# of Days Agreement in Effect in the Rebate Period   X 100  = X%
        365
Rebate Tier Adjustment:
X%  X $[**] (Tier 1) = New Tier 1 Qualified Net Purchases (and so on and so forth)

Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 29 of 32

EXAMPLE
By way of example only, if this Agreement expires after only one hundred twenty (120) days of a Rebate Period and DaVita has Qualified Net Purchases of $[**], the Rebate Tier Adjustment would equal [**], which is calculated as follows:
•	120 Days Agreement in Effect in the Rebate Period / 365 = [**] x 100 = [**]%

The Rebate Tier Adjustment results in the following new Rebate tiers for the partial Rebate Period:
Rebate Tiers	Qualified Net Purchases	Rebate Percentage
Tier 1	[**]	[**]
Tier 2	[**]	[**]
Tier 3	[**]	[**]
Tier 4	[**]	[**]

Therefore, in this example, DaVita would receive a [**] Rebate on its Qualified Net Purchases of $[**], which would be paid in accordance with Section 2 of this Exhibit C.
5.         Reporting Obligations.  DaVita and Nuwellis shall each comply with their reporting obligations with respect to the Rebates pursuant to Section 8.2 of the Agreement.
6.           Rebate Disputes.  If DaVita disagrees with any computation or statement delivered by Nuwellis to DaVita with respect to the calculation of a Rebate, DaVita may, within ninety (90) days after the receipt of such computation or statement, object to the Rebate calculation by providing written notice of such objection.  The Parties will meet in good faith to attempt to resolve any dispute related to the Rebate calculation, and, if the Parties are unable to resolve any such dispute, DaVita reserves the right to conduct an audit of the Rebate calculation pursuant to Section 12.2 of the Agreement or proceed to arbitration pursuant to Section 9.2 of the Agreement.
Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 30 of 32

           Exhibit D  Form of Warrant
Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 31 of 32

EXHIBIT F
INSURANCE REQUIREMENTS
During the Term, Nuwellis shall maintain, at its own expense, insurance coverage from an insurance company authorized to do business in the state where Nuwellis is headquartered and having a general policyholder’s rating of not less than “A” and a financial rating of not less than “VII” as listed in the most current AM Best Insurance Reports, as follows:
1.    Commercial General Liability:  Commercial general liability insurance, naming DaVita as an additional insured, and including a blanket waiver of subrogation, and covering bodily injury, death, property damage, personal injury, broad form products liability and contractual liability with limits not less than Six Million Dollars ($6,000,000) per occurrence [and Six Million Dollars ($10,000,000) general aggregate]. 2
2.    Automobile Liability: Automobile liability insurance, naming DaVita as an additional insured, and covering owned, non-owned and hired vehicles with limits not less than One Million Dollars ($1,000,000) per occurrence.
3.   Workers Compensation: Workers compensation insurance if  required by the Laws of the states in which the Agreement is to be performed, including a waiver of subrogation in favor of DaVita, and covering employer’s liability with a limit not less than One Million Dollars ($1,000,000).
4.   Employee Dishonesty:  Employee dishonesty coverage, including third party client coverage, with a limit not less than Two Million Dollars ($2,000,000) per occurrence and in the aggregate.
5.    Umbrella Liability: Umbrella liability excess of commercial general liability, auto liability and employer’s liability with a limit not less than five million dollars ($5,000,000) per occurrence and in the aggregate;
If Nuwellis procures the insurance coverage required by this Exhibit F on a “claims made” policy form basis, Nuwellis must secure a reporting endorsement (“tail” coverage) to cover, for a period of three (3) years following the expiration or earlier termination of this Agreement for any reason, any Claims, acts, or omissions that may have occurred during the Term.  The foregoing coverage and limits will be primary to any insurance coverages maintained by DaVita, which will be excess and non-contributory.  The foregoing policies shall contain a severability of interests clause and include at least thirty (30) calendar days’ written notice to DaVita of the cancellation, non-renewal, or substantial modification thereof.  Any limits on Nuwellis’s insurance coverage shall not be construed to create a limit on its liability with respect to any of Nuwellis’s obligations under this Agreement.  Nuwellis shall supply certificates of insurance evidencing the coverages set forth above and naming DaVita and its Affiliates as an additional insured on Nuwellis’ insurance policies set forth above to DaVita upon request and annually at each anniversary date following the Effective Date.

Supply and Collaboration Agreement	DaVita Confidential & Proprietary
DaVita Inc. / Nuwellis, Inc.	Page 32 of 32